Exhibit 99.1

Great Ajax Corp. Announces Special Dividend

NEW YORK, NY – December 31, 2018 – Great Ajax Corp. (NYSE: AJX) (the “Company”) today announced that the Board of Directors of the Company declared a special cash dividend of $0.05 per share of the Company’s common stock, which will be payable on January 31, 2019 to common stockholders of record as of January 15, 2019.

About Great Ajax Corp.

Great Ajax Corp. is a Maryland corporation that is a real estate investment trust, that focuses primarily on acquiring, investing in and managing re-performing mortgage loans secured by single-family residences and, to a lesser extent, non-performing mortgage loans. We also originate loans secured by multi-family residential and smaller commercial mixed use retail/residential properties, and we invest in multi-family residential and smaller commercial mixed use retail/residential properties directly. We are externally managed by Thetis Asset Management LLC. Our mortgage loans and other real estate assets are serviced by Gregory Funding LLC, an affiliated entity. We have elected to be taxed as a real estate investment trust under the Internal Revenue Code.

Forward-Looking Statements

This press release contains certain forward-looking statements. Words such as “will,” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions, many of which are beyond the control of Great Ajax Corp., including, without limitation, the risk factors and other matters set forth in our Annual Report on Form 10-K for the period ended December 31, 2017 filed with the SEC on March 8, 2018. Great Ajax Corp. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

CONTACT:	Lawrence Mendelsohn
Chief Executive Officer
or
Mary Doyle
Chief Financial Officer
Mary.Doyle@aspencapital.com
503-444-4224